Exhibit 10.1

SUNSHINE STATE FEDERAL

PLANT CITY, FLORIDA

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

THIS AGREEMENT is made this 1st day of January, 1995, by and between Sunshine State Federal Savings and Loan of Plant City, Florida (the “Company”), and J. Floyd Hall (the “Executive”).

INTRODUCTION

In consideration of the services performed and to be performed by the Executive and to encourage the Executive to remain an employee of the Company, the Company is willing to provide to the Executive a deferred compensation opportunity, under the terms and conditions herein set forth, and agrees to provide the Executive and his beneficiary with certain benefits as described herein.

AGREEMENT

The Executive and the Company agree as follows:

Article 1

Definitions

1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1.1 “Change of Control” means any change in the membership of the Company’s Board of Directors during any period of twenty-four (24) consecutive calendar months which, in the aggregate, results in a change during such period of a majority of the members of the Board of Directors who were serving at the beginning of such period.

1.1.2 “Code” means the Internal Revenue Code of 1986, as amended. References to a Code section shall be deemed to be that section as it now exists and to any successor provision.

1.1.3 “Compensation” means the total gross annual compensation from salary and bonus payable to the Executive.

1.1.4 “Deferred Compensation Account” shall mean an account established on the books of the Company for the Executive as provided in Article 3 hereof.

1.1.5 “Disability” means the Executive’s permanent inability to perform substantially all normal duties of the Executive’s position, as determined by the Company’s Board of Directors in its sole discretion. As a condition to payment of any benefits hereunder, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Board of Directors deems appropriate. The Company shall pay the costs of such evaluations and tests.

1.1.6 “Normal Retirement Date” means the date on which the Executive attains 65 years of age.

1.1.7 “Termination of Employment” means the executive’s ceasing to be employed by the Company on a full-time basis for any reason whatsoever, voluntary or involuntary, other than by reason of a leave of absence, approved by the Company’s Board of Directors.

Article 2

Deferral Election

2.1 Initial Election. The Executive hereby elects, during the term hereof, to defer the amount of any annual Bonus determined pursuant to Section 3.1.1 hereof, in the manner provided herein. The election applies to services to be performed by the Executive from and after the date of this election. No amount deferred hereunder represents compensation for services rendered by the Executive prior to the date hereof.

Article 3

Deferral Account

3.1 Establishing and Crediting. The Company shall establish a Bonus Deferral Account on its books for the Executive, and shall continue to credit to the account the following amounts:

3.1.1 Amount of Bonus. The annual Bonus will be twenty percent (20%) of Compensation accrued monthly. In addition, any shortfall in the Company’s matching portion of any 401(k) contributions on the Executive’s behalf due to ERISA or other Federal tax limitations will be added to the annual Bonus amount based on annual review. The Board of Directors will retain the right to increase the Bonus amount in any given year at the Board’s discretion.

3.1.2 Interest. On the first (1st) day of each month following the date of this Agreement, and immediately prior to the payment of any benefits, interest on the account balance since the preceding credit under this Section 3.1.2, if any, shall accrue at an annual rate, compounded monthly, equal to eight percent (8%). The Board of Directors retains the right to increase the interest crediting rate in any given year at it’s discretion.

3.2 Statement of Accounts. The Company shall provide to the Executive, within one hundred twenty (120) days after each December 31, a statement setting forth the Deferred Account balance.

3.3 Accounting Device Only. The Deferred Compensation Account is solely a device for measuring amounts to be paid under this Agreement. The Deferred Compensation Account is not a trust fund of any kind. The Executive is a general unsecured creditor of the Company for the payment of benefits. The benefits represent the Company’s promise to pay such benefits. The Executive’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executive’s creditors.

2

Article 4

Lifetime Benefits

4.1 Normal Retirement Benefit. If the Executive terminates employment on or after the Normal Retirement Date for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 4.1.

4.1.1 Amount of Benefit. The benefit under this Section 4.1 is the Deferred Compensation Account balance at the time of the Executive’s Termination of Employment.

4.1.2 Payment of Benefit. The Company shall pay the benefit to the Executive in one hundred eighty (180) equal monthly installments commencing on the first day of the calendar month following the Executive’s Termination of Employment. The Company shall continue to credit interest in the manner provided in Section 3.1.2 on the remaining account balance during any applicable installment period.

4.2 Early Retirement Benefit. If the Executive terminates employment prior to the Normal Retirement Date, and for reasons other than death or Disability, the Company shall pay to the Executive the benefit described in this Section 4.2.

4.2.1 Amount of Benefit. The benefit under this Section 4.2 is the amount of the Deferred Compensation Account balance at the time of the Executive’s Termination of Employment multiplied by the applicable vesting percentage. Vesting percentages are as follows:

Executive’s Age	Vested Percentage
Up to 54 years	0%
55-59 years	50%
60 and up	100%

4.2.2 Payment of Benefit. The Company shall pay the benefit to the Executive, at the Company’s discretion, in either a lump sum payment within 60 days following the Executive’s Termination of Employment, or in one hundred eighty (180) equal monthly installments commencing on the first day of the month following the Executive’s Termination of Employment. The Company shall continue to credit interest in the manner provided in Section 3.1.2 on the remaining account balance during any applicable installment period.

4.3 Disability Benefit. If the Executive terminates employment for Disability prior to the Normal Retirement Date, the Company shall pay to the Executive the benefit described in this Section 4.3.

4.3.1 Amount of Benefit. The benefit under this Section 4.3 is the Deferred Account balance at the time of the Executive’s Termination of Employment.

4.3.2 Payment of Benefit. The Company shall pay the benefit to the Executive, in one hundred eighty (180) equal monthly installments, after the Executive’s Termination of Employment. Monthly payments shall commence on the first day of the month following the Executive’s Termination or employment. The Company shall continue to credit interest in the manner provided in section 3.1.2 on the remaining account balance during any applicable installment period.

3

4.4 Change of Control Benefit. Upon a Change of Control while the Executive is in the active service of the Company, the Executive shall be 100 percent vested in the Deferred Compensation Account balance as of the effective date of the Change of Control, and 100 percent vested of all future bonus and interest additions to the Deferred Compensation Account balance.

Article 5

Death Benefits

5.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive’s beneficiary the benefit described in this Section 5.1.

5.1.1 Amount of Benefit. The benefit under Section 5.1 is the sum of the Deferred Compensation Account balance as of the date of the Executive’s death plus six hundred eighty-five thousand dollars ($685,000). On or after the Executive’s Normal Retirement Date, the benefit under Section 5.1 shall be the Deferred Compensation Account balance as of the date of the Executive’s death.

5.1.2 Payment of Benefit. The Company shall pay the benefit to the beneficiary in a lump sum within 90 days following the Executive’s Death.

5.2 Death During Benefit Period. If the Executive dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive’s beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

Article 6

Beneficiaries

6.1 Beneficiary Designations. The Executive shall designate a primary and contingent beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s surviving spouse, if any, and if none, to the Executive’s surviving children and the descendants of any deceased child by right of representation, and if no children or descendants survive, to the Executive’s estate.

6.2 Facility of Payment. If a benefit is payable to a beneficiary who is a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

4

Article 7

General Limitations

7.1 Excess Parachute Payment. To the extent any benefit permitted hereunder would be an excess parachute payment under Section 280G of the Code, the excess parachute payment will not be paid to the Executive.

7.2 Termination for Cause. For purposes hereof, if the Company terminates the Executive’s employment for:

7.2.1 Gross negligence or gross neglect of duties; or

7.2.2 Commission of a felony or of a gross misdemeanor involving moral turpitude;

then such termination shall be deemed to be for cause.

7.2.3 Upon termination of the Executive’s employment for cause as defined herein, this Agreement shall terminate and the Executive shall automatically forfeit all benefits and amounts due hereunder.

7.3 Suicide. If the Executive commits suicide within two years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company, then this Agreement shall terminate and the Executive shall automatically forfeit all benefits and amounts due hereunder, except to the extent that he is vested.

Article 8

Claims and Review Procedures

8.1 Claims Procedure. The Company shall notify the Executive’s beneficiary in writing, within ninety (90) days of his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Company determines that the beneficiary is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the beneficiary wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the beneficiary of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

5

8.2 Review Procedure. If the beneficiary is determined by the Company not to be eligible for benefits, or if the beneficiary believes that he or she is entitled to greater or different benefits, the beneficiary shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the beneficiary believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the beneficiary (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the beneficiary (or counsel) shall have the right to review the pertinent documents. The Company shall notify the beneficiary of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the beneficiary and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the beneficiary.

Article 9

Amendments and Termination

The Company reserves the right to amend or terminate this Agreement at any time. In the event of an amendment or termination of this Agreement by the Company, the Executive shall be 100 percent vested in the Deferred Compensation Account balance as of the effective date of the amendment or termination. In the event of an amendment or termination of this Agreement by the Company, the Company, at its discretion, shall pay to the Executive the Deferred Compensation Account balance within 60 days following the amendment or termination of this Agreement, or as defined in 4.2.2 herein, provided that interest shall continue to be credited as defined in 3.1.2 herein. Nothing described herein is intended to preclude a mutually agreed upon amendment to this Agreement between the Company and the Executive which would not cause the above changes to occur.

Article 10

Miscellaneous

10.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, administrators and transferees.

10.2 No Guaranty of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

10.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

10.4 Tax Withholding. The Company shall withhold any federal income, state, employment, or other taxes that are required to be withheld from the benefits provided under this Agreement.

10.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of Florida, except to the extent preempted by the laws of the United States of America.

6

10.6 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive. Any insurance on the Executive’s life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

10.7 Prior Agreements. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Agreement.

IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.

WITNESSES:	COMPANY:

SUNSHINE STATE FEDERAL SAVINGS AND LOAN

7

FIRST AMENDMENT

TO THE

SUNSHINE STATE FEDERAL SAVINGS AND LOAN

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

DATED JANUARY 1, 1995

FOR

J. FLOYD HALL

THIS AMENDMENT is adopted this 20th day of December, 2006, effective as of the first day of January, 2005, by and between Sunshine State Federal Savings and Loan Association, a federally-chartered savings and loan located in Plant City, Florida (the “Company”) and J. Floyd Hall (the “Executive”).

The Company and the Executive executed the Supplemental Executive Retirement Plan Agreement on January 1, 1995 effective as of the first day of January, 1995 (the “Agreement”).

The undersigned hereby amend the Agreement for the purpose of bringing the agreement into compliance with Section 409A of the Internal Revenue Code. Therefore, the following changes shall be made:

The following Section 1.1.6a shall be added to the Agreement immediately following Section 1.1.6:

1.1.6a	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company if any stock of the Company is publicly traded on an established securities market or otherwise.

Section 1.1.7 of the Agreement shall be deleted in its entirety and replaced by the following:

1.1.7	“Termination of Employment” means the termination of the Executive’s employment with the Company for reasons other than death or Disability. Whether a Termination of Employment takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Company and the Executive intended for the Executive to provide significant services for the Company following such termination. A change in the Executive’s employment status will not be considered a Termination of Employment if:

(a)	the Executive continues to provide services as an employee of the Company at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or

(b)	the Executive continues to provide services to the Company in a capacity other than as an employee of the Company at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period).

Section 4.2.2 of the Agreement shall be deleted in its entirety and replaced by the following:

4.2.2	Payment of Benefit. The Company shall pay the benefit to the Executive in one hundred eighty (180) equal monthly installments commencing on the first day of the month following the Executive’s Termination of Employment. The Company shall continue to credit interest in the manner provided in Section 3.1.2 on the remaining account balance during any applicable installments period.

The following Sections 4.5 and 4.6 shall be added to the Agreement immediately following Section 4.4:

4.5	Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Termination of Employment under such procedures as established by the Company in accordance with Section 409A of the Code, benefit distributions that are made upon Termination of Employment may not commence earlier than six (6) months after the date of such Termination of Employment. Therefore, in the event this Section 4.5 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the Termination of Employment shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Termination of Employment. All subsequent distributions shall be paid in the manner specified.

4.6	Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any amount into the Executive’s income as a result of the failure of this nonqualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the Executive’s Deferred Compensation Account balance, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

Article 8 of the Agreement shall be deleted in its entirety and replaced by the following:

Article 8

Claims and Review Procedures

8.1	Claims Procedure. The Director or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

8.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

8.1.2	Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

8.1.3	Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of the Agreement on which the denial is based,

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed, and

(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures.

8.2	Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

8.2.1	Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

8.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

8.2.3	Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

8.2.4	Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim,, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

8.2.5	Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of the Agreement on which the denial is based, and

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

Article 9 of the Agreement shall be deleted in its entirety and replaced by the following:

Article 9

Amendments and Termination

9.1	Amendments. This Agreement may be amended only by a written agreement signed by the Company and the Executive. However, the Company may unilaterally amend this Agreement to conform with written directives to the Company from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

9.2	Plan Termination Generally. The Company may unilaterally terminate this Agreement at any time. Except as provided in Section 9.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 4 or Article 5.

9.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 9.2, if the Company terminates this Agreement in the following circumstances:

(a)	Within thirty (30) days before, or twelve (12) months after a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as described in Section 409A(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)	Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Company’s termination of this and all other non-account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Company does not adopt any new non-account balance plans for a minimum of five (5) years following the date of such termination;

the Company may distribute the Deferred Compensation Account balance, determined as of the date of the termination of the Agreement to the Executive, in a lump sum subject to the above terms.

The following Sections 10.8 and 10.9 shall be added to the Agreement immediately following Section 10.7:

10.8	Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

10.9	Rescission. Any modification to the terms of this Agreement that would inadvertently result in an additional tax liability on the part of the Executive, shall have no effect provided the change in the terms of the plan is rescinded by the earlier of a date before the right is exercised (if the change grants a discretionary right) and the last day of the calendar year during which such change occurred.

IN WITNESS OF THE ABOVE, the Executive and the Company hereby consent to this First Amendment.

Executive:	Sunshine State Federal Savings and Loan

/s/ J. Floyd Hall J. Floyd Hall

SECOND AMENDMENT TO THE

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

BETWEEN

SUNSHINE STATE FEDERAL SAVINGS AND LOAN ASSOCIATION

AND

J. FLOYD HALL

THIS SECOND AMENDMENT (the “Amendment”) is adopted this 20th day of September, 2011, by and between Sunshine State Federal Savings And Loan Association, located in Plant City, Florida, (the “Company”), and J. Floyd Hall (the “Executive”).

The Company and the Executive are parties to a certain Supplemental Executive Retirement Plan Agreement dated January 1, 1995 and amended December 20, 2006 (collectively, the “Agreement”) in which the Company agrees to provide certain post-employment benefits to the Executive. The Company and the Executive now wish to amend the terms of the Agreement.

Now, therefore, the Company and the Executive agree as follows.

Section 3.1.2 of the Agreement is hereby amended to read as follows.

3.1.2 Interest. On the first day of each month following this amendment, and immediately prior to the payment of any benefits, interest on the account balance since the preceding credit under this Section 3.1.2, shall accrue at an annual rate, compounded monthly, equal to six percent (6%). The Board of Directors retains the right to increase the interest crediting rate in any given year at its discretion.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Company have signed this Amendment.

EXECUTIVE	COMPANY

/s/ J. Floyd Hall	By:	/s/ Vickie Houllis
J. Floyd Hall	Title:	SVP/Treasurer